Exhibit 99.1

Gerber Scientific, Inc. Reports Third Quarter Fiscal 2009 Results

Company Also Completes Amendment to Senior Credit Agreement

SOUTH WINDSOR, CT – March 5, 2009 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal third quarter ended January 31, 2009.

Third Quarter Performance Highlights

▪
Revenues fell 21.0% to $120.1 million from $152.0 million in the year-ago quarter. Core business was down 28.9% including the effects of currency fluctuations which decreased revenue 7.7%, while acquisitions completed in this current fiscal year increased reported revenues by 7.9%;

▪
Operating loss and margin were essentially breakeven compared with $6.3 million of operating income and a margin of 4.1% in the year-ago quarter.  Operating results in the current quarter reflect the impact from lower sales volume, partially offset by the benefit of cost reductions and the additional operating profit from the recently completed acquisitions.  Current quarter operating results also included severance charges of $1.3 million related to cost reduction initiatives. Year-to-date workforce reduction actions are expected to yield $10.9 million in savings for the fiscal year 2009, excluding $2.5 million of severance charges associated with the actions, or $16.8 million on an annualized basis.

▪
Net income per diluted share fell to a net loss of $0.09 per share compared with net income of $0.13 per diluted share in the year-ago quarter. Third quarter results included a non-cash charge of $2.3 million, or $0.06 per diluted share, for an other-than-temporary impairment of investments held in a rabbi trust for a supplemental non-qualified pension plan. This charge was taken in conjunction with the Company's impairment testing as required under SFAS No. 115, and resulted from the impact of the substantial deterioration in the U.S. financial markets in the fourth quarter of calendar year 2008;

▪	Cash flows from operations, less capital expenditures, totaled $1.8 million in the current quarter versus a net cash usage, after capital expenditures, of $2.4 million in the year ago third quarter.

“We saw a continued, significant slowdown in sales due to the pervasively weak global economic conditions,” said Marc Giles, Gerber Scientific President and Chief Executive Officer.  “Our team, however, has responded swiftly to the downturn and we continued to make solid progress in the quarter to reduce expenses to weather the impact of lower sales volume. Despite a 21 percent sales decline, we posted increases in both our gross profit margin and operating cash flow as a result of strong contributions from our recent acquisitions, realized benefits from cost savings initiatives and effective working capital management.”

“Notwithstanding the weak overall demand, we were pleased to see continued interest in our new wide-format UV inkjet printer, the Solara ion™, with shipments of 53 units in the quarter, as well as several orders for new products in our ophthalmic lens business. Equally as important, our recent acquisitions are producing results better than originally anticipated.”

Credit Agreement Amendment

The Company also reported that it had successfully completed an amendment to its revolving credit facility on March 4, 2009 with several banks and other financial institutions and lenders specified in the agreement and RBS Citizens, N.A., in its capacity as administrative agent for the lenders.  The amendment, which the Company initiated, provides additional flexibility by, among other things, modifying several financial covenants to make them generally less restrictive.  In addition, the Company requested a reduction in the size of the facility from $125 million to $100 million to minimize the commitment fees on unneeded borrowing capacity.

The Company agreed to a reduction of one year in the term of the facility and an increase in the interest rates and commitment fees applicable to borrowings. The Company expects to incur between $1.3 million and $1.7 million of financing costs in connection with the credit agreement amendment, including professional and advisory fees, which will be capitalized and amortized over the remaining life of the agreement through January 31, 2012.

“We are pleased to have successfully completed this amendment during such difficult economic times,” said Marc Giles.  “While in compliance with our credit facility covenants at quarter end, we felt it was prudent to increase our financial flexibility to continue to navigate the Company through the global recession — particularly during our fiscal 2009 fourth quarter and fiscal 2010, but also in the event of a protracted downturn.”  Mike Elia, Gerber Scientific Executive Vice President and Chief Financial Officer added, “As we stated before, we have no near term plans for further acquisitions; thus, we are comfortable reducing the size of our facility and believe the current availability under the amended agreement, plus our operating cash flow, will be sufficient to meet our foreseeable cash requirements.”

 Outlook

The Company continues to expect delays in orders from its customers and overall weaker demand due to the global recession and customers limited access to credit. As a result, the Company is revising its previously issued guidance for fiscal year 2009 to sales in the range of $550 to $570 million, down from its previous guidance of $600 to $620 million, and diluted earnings per share in the range of $0.20 to $0.30, also down from its previous guidance of $0.50 to $0.65.

Mr. Giles further commented, “With the lack of visibility and the reduced availability of credit our customers are experiencing, they are, like most businesses, delaying orders and limiting capital expenditures, as evidenced by our weak order backlog going into the fourth quarter. While we are heading into a seasonally stronger volume quarter and expect to fully realize the benefit of recent cost cutting initiatives, current indicators lead us to believe that our top line will not show substantial improvement in the fourth quarter. As such, we will diligently monitor and manage our costs and working capital and continue to make the necessary decisions that will allow us to withstand this protracted downturn, yet not diminish our ability to respond when our end markets improve. The fundamentals of our business and our long term outlook remain strong.  As a technology innovator and leader in our respective markets, we should be one of the first to benefit when the economy rebounds.”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.4834 and provide the operator with confirmation code 6834862 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties.  For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, continued adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands, except per share data	2009	2008	2009	2008
Revenue:
Product sales	$102,513	$133,637	$377,114	$411,022
Service sales	17,584	18,329	55,599	55,327

Total revenue	120,097	151,966	432,713	466,349

Cost of Sales:
Cost of products sold	74,042	95,428	275,251	294,302
Cost of services sold	10,536	13,085	36,305	36,737

Total cost of sales	84,578	108,513	311,556	331,039

Gross profit	35,519	43,453	121,157	135,310

Selling, general and administrative expenses	30,193	30,691	96,295	99,022
Research and development	5,329	6,466	17,331	19,483

Operating (loss) income	(3)	6,296	7,531	16,805

Other income (expense), net	(2,993)	(435)	(4,058)	(1,046)
Interest expense	(877)	(1,388)	(2,354)	(3,460)

(Loss) income before income taxes	(3,873)	4,473	1,119	12,299
Income tax (benefit) expense	(1,641)	1,410	(3,424)	3,898
Net (loss) income	$(2,232)	$3,063	$4,543	$8,401
(Loss) Earnings per share of common stock:
Basic	$(0.09)	$0.13	$0.19	$0.36
Diluted	$(0.09)	$0.13	$0.19	$0.36
Weighted average shares outstanding:
Basic	23,602	23,374	23,539	23,296
Diluted	23,602	23,618	23,657	23,600

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2009	2008	2009	2008
Sign Making and Specialty Graphics:
Gerber Scientific Products	$18,512	$23,237	$70,729	$75,018
Spandex	46,190	60,758	180,532	185,612
Sign Making and Specialty Graphics	64,702	83,995	251,261	260,630
Apparel and Flexible Materials	43,009	52,146	137,890	153,065
Ophthalmic Lens Processing	12,386	15,825	43,562	52,654
Consolidated revenue	$120,097	$151,966	$432,713	$466,349

Sign Making and Specialty Graphics:
Gerber Scientific Products	$389	$(502)	$(234)	$(71)
Spandex	516	2,589	6,432	6,610
Sign Making and Specialty Graphics	905	2,087	6,198	6,539
Apparel and Flexible Materials	2,691	5,645	11,340	19,129
Ophthalmic Lens Processing	737	(340)	2,625	3,039
Segment operating income	4,333	7,392	20,163	28,707
Corporate operating expenses	(4,336)	(1,096)	(12,632)	(11,902)
Consolidated operating (loss) income	$(3)	$6,296	$7,531	$16,805

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – RESULTS OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
	2009	2008	2009	2008

Gross margin	29.6%	28.6%	28.0%	29.0%
Operating margin	--%	4.1%	1.7%	3.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio data	January 31, 2009	April 30, 2008

Cash and cash equivalents	$10,940	$13,892
Working capital	$92,060	$106,005
Total debt	$75,000	$42,000
Net debt (total debt less cash and cash equivalents)	$64,060	$28,108
Shareholders' equity	$146,762	$169,563
Total capital (net debt plus shareholders' equity)	$210,822	$197,671
Current ratio	1.98:1	1.89:1
Net debt-to-total capital ratio	30.4%	14.2%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended January 31,		For the Nine Months Ended January 31,
In thousands	2009	2008	2009	2008

Net cash provided by (used for) operating activities	$3,377	$117	$6,318	$(1,368)
Net cash used for investing activities	$(478)	$(2,876)	$(38,559)	$(11,331)
Net cash (used for) provided by financing activities	$(9,009)	$579	$32,628	$16,057
Depreciation and amortization	$2,721	$2,297	$7,547	$7,005
Capital expenditures	$1,550	$2,556	$6,471	$6,405